Exhibit 99.1

For Immediate Release

Intelligroup® Q1 Revenue Increased 8.7% to $33.5 Million,

Net Income Rose 159% to $2.0 Million and EPS Rose 165% to $0.05

Princeton, NJ, May 4, 2010 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on Enterprise Applications, today announced operating results for its first quarter ended March 31, 2010. Intelligroup will host a conference call today at 10:00 a.m. EDT to review its financial results.

Conference Call/Replay: Dial 800-954-1053 or 212-231-2937. Replay available until May 11, 2010 via 800-633-8284 or 402-977-9140, passcode: 21467497.

Webcast: Available live at www.intelligroup.com/ig_events_webcasts.html or www.earnings.com and archived for 30 days.

Q1 2010 Highlights:
  Q1 ’10 revenue increased 8.7% to $33.5 million, compared to $30.9 million in Q1 '09 and by 1.8% compared to $33.0 million in Q4 ‘09

  Q1 ’10 gross margin rose to 31.8%, compared to 31.2% in Q1 ’09, but decreased compared to 33.7% in Q4 ’09

  Q1 ’10 operating margin increased to 9.2%, compared to 5.9% in Q1 ’09, but decreased compared to 11% in Q4 ’09

  Q1 ’10 foreign exchange (fx) loss increased to $0.8 million, compared to an fx loss of $0.6 million in Q1 ’09, and a $0.2 million fx loss in Q4 ’09

  Q1 ’10 net income was $2.0 million, or $0.05 per diluted share, compared to $0.8 million, or $0.02 per diluted share, in Q1 ’09 and $3.3 million, $0.08 per diluted share, in Q4 ’09

  Q1 ’10 cash from operating activities of $2.5 million

  Cash and Short-term Investments rose to $26.1 million as of March 31, 2010, compared to $15.9 million as of March 31, 2009, and $23.2 million as of December 31, 2009

  Intelligroup added 33 new customers globally in Q1 ‘10

Overview of Key Operating Metrics:
	Q1 ‘10	Q4 ‘09	Q3 ‘09	Q2 ‘09	Q1 ‘09	2009	2008
Utilization Rate	79%	81%	80%	78%	72%	78%	71%
Billing Rates – Offshore	$21	$22	$23	$21	$21	$22	$24
Billing Rates – Onsite	$99	$102	$101	$105	$102	$103	$107
Revenue Mix – Offshore	32%	33%	33%	32%	34%	33%	30%
Revenue Mix – Onsite	68%	67%	67%	68%	66%	67%	70%
Top 10 Customer Revenue %	39%	35%	37%	39%	36%	37%	35%

Intelligroup President and CEO, Vikram Gulati, commented, "During the first quarter we were able to leverage a modest rebound in IT spending to achieve sequential and year-over-year top line growth. A particular area of strength in our business continues to be the Life Sciences vertical, where we have begun work on a large application development engagement expected to generate revenue of over $30 million over five years. We also initiated work on a multi-year, multi-million ERP application testing engagement, underscoring the traction we are seeing in testing. The improving demand trend, combined with better visibility from the larger contracts, provides us with a good deal of optimism on our prospects for the balance of the year. In addition, our efforts are progressing well in developing a market presence in the Middle East where we see substantial opportunity for future growth.

“However, gross margins and net income were impacted as the environment has become increasingly competitive on pricing and the Indian Rupee continued to appreciate against the U.S. Dollar.

“Looking ahead, we feel the market is moving from being ‘demand constrained’ to being ‘supply constrained.’ And, while that change provides a positive outlook for the business, in the near term it is creating a more competitive pricing environment for both projects as well as employee compensation. We remain confident in our ability to drive growth and maintain operating discipline, and as always, remain focused on delivering value to our clients and shareholders.”

Q1 Operating Results:

Revenues for Q1 '10 increased 8.7% to $33.5 million, compared to the prior year, and by 1.8% sequentially, on the back of improving deal flow and continued improvement in the overall market. Intelligroup was able to leverage its operational and cost structure and generate gross margin of 31.8%, a 60bps improvement over the previous year period, however a decline versus 33.7% in Q4 ‘09. Intelligroup was also able to reduce SG&A by 2.9% to $7.6 million y-o-y, however SG&A increased 1.5% sequentially. Operating margin improved by 330bps to 9.2% versus Q1 ’09, but decreased versus 11% in Q4 ’09. Operating income rose to $3.1 million, a 70% increase versus the year ago period though a 15.4% decline as compared to Q4 ‘09.

Intelligroup recorded a foreign exchange loss of $0.8 million in Q1 ’10 reflecting the continued impact of the appreciation of the Indian Rupee versus the U.S. Dollar, compared to a net foreign exchange loss of $0.6 million in Q1 ’09, and a loss of $0.02 million in Q4 ‘09. Tax expenses totaled $0.5 million in Q1 ’10, in line with Q1 ’09 and slightly higher than the $0.4 million in Q4 ‘09.

Q1 ’10 net income rose to $2.0 million, or $0.05 per diluted share, an increase of 159% compared to Q1 ’09 net income of $0.8 million, or $0.02 per diluted share, however a decline of 38% versus Q4 ‘09. Diluted shares outstanding were 42.5 million in Q1 ’10, an increase of 1.7% compared to Q1 ’09 and Q4 ’09, principally reflecting the issuance of stock options pursuant to the Company’s incentive compensation program.

Intelligroup generated cash from operating activities of $2.5 million in Q1 ’10, ending the quarter with $26.1 million of cash and short-term investments, an increase of approximately $2.9 million from year-end 2009.

Alok Bajpai, CFO, added, “While year-over-year results experienced healthy growth, and we continued to exercise good cost disciplines in the first quarter, our sequential margins showed some decline primarily due to foreign currency fluctuations, as well as ongoing price sensitivity from customers. Nonetheless, we were able to achieve good cash flow from operations, enabling us to conclude the quarter with a sequential increase of $2.9 million in cash and equivalents. It is comforting to see that our efforts to improve operational efficiencies, including utilization, overhead and cash collection continue to serve us well and help us maintain margin and generate strong cash flow.”

About Intelligroup, Inc.
Intelligroup is an Enterprise Applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2009 global annual Pinnacle Award from SAP, was a finalist in Oracle 2009 Titan Awards, and was ranked as a 'Leader' on the 2010 Global Outsourcing 100® list by the International Association of Outsourcing Professionals (IAOP)®. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients.

Safe Harbor for Forwarding-looking Statements:
Certain statements contained herein, including statements regarding the development of services and markets, future demand for services and the effect of the share repurchases by the Company and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including future financial performance and the effect of share repurchase by the Company. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to the impact of the general economic conditions and the strength of the global economic recovery, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2009. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trademarks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners.

INVESTOR CONTACTS:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
(212) 835-8500
itig@jcir.com

(tables to follow)

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(In thousands except par value)

	March 31	December 31
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$23,232	$20,783
Short-term investments	2,818	2,441
Accounts receivable, less allowance for doubtful accounts of $2,105 and $2176
at March 31, 2010 and December 31, 2009, respectively	20,663	23,677
Unbilled services, less allowance for doubtful accounts of $105 and $136 at
March 31, 2010 and December 31, 2009, respectively	9,085	6,433
Deferred tax asset	783	644
Prepaid expenses and prepaid taxes	1,125	1,092
Other current assets	805	741
Total current assets	58,511	55,811
Property and equipment, net	2,825	3,085
Goodwill	1,518	1,616
Intangibles	192	272
Restricted cash and investments	522	1,202
Prepaid taxes - Non-adjustable, less allowance for doubtful accounts of $108 and
$104 at March 31, 2010 and December 31, 2009, respectively	1,416	1,130
Deferred taxes	535	856
Other assets	4,242	3,431
Total Assets	$69,761	$67,403
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,878	$1,418
Liability on derivative instruments	17	389
Accrued payroll and related taxes	10,098	10,899
Accrued expenses	3,091	3,493
Other current liabilities	2,104	1,425
Unearned revenue	1,155	1,353
Income tax payable	186	261
Capital lease and deferred payments	341	481
Total current liabilities	18,870	19,719
Obligations under capital lease, net of current portion	176	214
Unearned revenue, net of current portion	267	322
Other long-term liabilities	849	844
Total Liabilities	20,162	21,099

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or
outstanding	—	—
Common stock, $.01 par value, 65,000 shares authorized
at March 31, 2010 and December 31, 2009; 41,250 and 41,137 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively,
respectively	413	411
Additional paid-in capital	71,337	71,090
Accumulated deficit	(21,287)	(23,300)
Accumulated other comprehensive loss	(864)	(1,897)
Total shareholders’ equity	49,599	46,304

Total liabilities and shareholders’ equity	$69,761	$67,403

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(Thousands except per share data)

		THREE MONTHS PERIOD ENDED
		MARCH 31,
		2010	2009
		(Unaudited)
	Revenue	$33,544	$30,869
	Cost of revenue	22,886	21,248
	Gross profit	10,658	9,621

	Selling, general and administrative expenses	7,032	7,257
	Depreciation and amortization	552	554
	Total operating expenses	7,584	7,811

	Operating income	3,074	1,810

	Interest income	54	32
	Interest expense	(20)	(20)
	Foreign currency transaction gain (loss), net	(782)	(615)
	Other income (expense), net	176	99

	Income before income taxes	2,502	1,307
	Provision for income taxes	489	530
	Net income	$2,013	$777

	Basic net income per share	$0.05	$0.02
	Diluted net income per share	$0.05	$0.02

	Weighted average no. of common shares
outstanding	- Basic	41,167	41,719
	- Diluted	42,459	41,740

INTELLIGROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THREE MONTH ENDED MARCH 31, 2010 AND 2009
(USD in thousands)

	THREE MONTHS PERIOD
	ENDED MARCH 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income	$2,013	$777
Adjustments to reconcile net income to net
Cash provided by operating activities:
Depreciation and amortization	683	671
Provision for doubtful accounts and advances	(54)	(81)
Stock compensation expense	31	199
Profit on sale of investment	(48)	-
Unrealized gain on investments	(72)	-
Profit on sale of fixed assets	(36)	-
Unrealized exchange loss	619	430
Deferred taxes	228	(140)
Changes in operating assets and liabilities:
Accounts receivable	2,930	565
Unbilled services	(2,746)	5,109
Prepaid taxes	(14)	(120)
Prepaid expenses and other current assets	(87)	262
Other assets	(241)	66
Restricted cash and investments	35	710
Derivative liability	(218)	(674)
Accounts payable	449	272
Accrued payroll and related taxes	(808)	(1,828)
Accrued expenses and other current liabilities	264	(847)
Deferred revenue, Current portion	(156)	785
Deferred revenue, net of current portion	(34)	-
Income taxes payable	(226)	131
Other long-term liabilities	-	(141)
Net cash provided by operating activities	$2,512	$6,146

Cash flows from investing activities:
Purchase of property and equipment	$(507)	$(130)
Proceeds from sale of equipment	37	-
Purchases of investments	(6,707)	(741)
Proceeds from sale of investments	6,755	-
Net cash used in investing activities	$(422)	$(871)

Cash flows from financing activities:
Principal payments under capital leases	$(35)	$(232)
Stock repurchase	-	(881)
Proceeds from exercise of stock options	217	-
Net cash used in financing activities	$182	$(1,113)

Effect of foreign currency exchange rate changes on cash	$177	$(173)

Net increase in cash and cash equivalents	2,449	3,989
Cash and cash equivalents - beginning of year	$20,783	$10,161
Cash and cash equivalents - end of the period	$23,232	$14,150